EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2012 FINANCIAL RESULTS

•                               Net revenues of $150.3 million and net income of $12.9 million, or $1.04 per diluted share, for the three months ended September 30, 2012, compared to net revenues of $154.3 million and net income of $11.3 million, or $0.92 per diluted share, for the same period of fiscal 2011.

•                               Net revenues of $579.6 million and net income of $50.2 million, or $4.07 per diluted share, for fiscal 2012, compared to net revenues of $542.9 million and net income of $31.1 million, or $2.54 per diluted share, for fiscal 2011.

•                               Backlog was $222.9 million at September 30, 2012, a decrease of 7.6% from $241.2 million at June 30, 2012.

•                               The Company spent approximately $8.8 million on capital projects in the fourth quarter of fiscal 2012, which brings year-to-date capital spending to approximately $25.9 million.

•                               The Company estimates spending approximately $70 million on capital projects in fiscal 2013 to increase capacity commensurate with the expected expansion of the markets the Company serves.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 15, 2012 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year ended September 30, 2012.  In addition, the Company announced that its Board of Directors has authorized a quarterly cash dividend of $0.22 per outstanding share.

“We’re very pleased with our results in fiscal 2012, as we continued to refine our product mix and initiated growth investments that are expected to benefit the Company over the next decade as our end markets continue their anticipated long-term growth trajectory.  The short-term economic situation is clouded with uncertainties, causing customers to be very conservative in their order patterns,” said Mark Comerford, President and Chief Executive Officer. “Our corrosion products are feeling the brunt of this lack of visibility right now. However, feedback from our customers indicates that calendar 2013 should strengthen as the year progresses, provided European and Asian economies improve and the United States addresses issues regarding the fiscal cliff.  As a result, we currently have very limited visibility as to business conditions expected to unfold over the next 6 months, but we remain confident in the longer-term picture for growth for our aerospace, energy and corrosion products.”

Fiscal 2012 Results

Net Revenues.  Net revenues were $579.6 million in fiscal 2012, an increase of 6.8% from $542.9 million in fiscal 2011, due to increase in average selling price per pound partially offset by lower volume. The total average selling price was $24.78 per pound in fiscal 2012, an increase of 7.9% from $22.97 per pound in fiscal 2011. Volume was 23.4 million pounds in fiscal 2012, a decrease of 1.0% from 23.6 million pounds in fiscal 2011.  Average selling price increased due to improved product mix supported by continued customer demand, while volume remained essentially unchanged year over year.  The Company’s consolidated backlog was $222.9 million at September 30, 2012, a decrease of 18.5% from $273.4 million at September 30, 2011. This decrease reflects a 24.0% decrease in backlog pounds partially offset by a 7.3% increase in backlog average selling price.

Cost of Sales.  Cost of sales was $458.7 million, or 79.1% of net revenues, in fiscal 2012 compared to $449.1 million, or 82.7% of net revenues, in fiscal 2011. Cost of sales in fiscal 2012 increased by $9.6 million as compared to fiscal 2011 due primarily to a higher cost product mix.

Gross Profit.  As a result of the above factors, gross margin was $120.8 million for fiscal 2012, an increase of $27.1 million from $93.8 in fiscal 2011.  Gross margin as a percentage of net revenue increased to 20.9% in fiscal 2012 as compared to 17.3% in fiscal 2011.  The improvement in gross margin percentage is due to a higher value product mix resulting in increased average selling prices, cost reduction projects and the benefits gained from completed capital expenditure projects.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $40.7 million for fiscal 2012, a decrease of $0.6 million, or 1.3%, from $41.2 million in fiscal 2011 due to reduced international sales expenses, primarily from transition of the French service center into a sales office. Selling, general and administrative expenses as a percentage of net revenues decreased to 7.0% for fiscal 2012, compared to 7.6% for fiscal 2011, due to increased revenues and decreased expenses.

Research and Technical Expense.  Research and technical expense was $3.3 million, or 0.6% of revenue, for fiscal 2012, and flat with research and technology expense compared to fiscal 2011.

Operating Income.  As a result of the above factors, operating income in fiscal 2012 was $76.9 million compared to operating income of $49.3 million in fiscal 2011.

Income Taxes.  Income tax expense was $26.8 million in fiscal 2012, an increase of $8.5 million from an expense of $18.3 million in fiscal 2011, due primarily to higher pretax income generated in fiscal 2012.  The effective tax rate for fiscal 2012 was 34.8%, compared to 37.0% in fiscal 2011.  The prior year effective tax rate was higher due to Indiana enacting a corporate income tax rate decrease from 8.5% to 6.5%, causing additional income tax expense of $0.7 million reflecting our estimate of the decrease in the deferred tax asset due to the lower tax rate.

Net Income.  As a result of the above factors, net income in fiscal 2012, was $50.2 million, an increase of $19.1 million from net income of $31.1 million in fiscal 2011

Backlog

Backlog was $222.9 million at September 30, 2012, a decrease of approximately $18.3 million, or 7.6%, from $241.2 million at June 30, 2012. The backlog dollars declined during the fourth quarter of fiscal 2012 due to a 1.1 million, or 13.6%,  decline in backlog pounds partially offset by a 7.0% increase in backlog average selling price for the quarter.

On a year-to-date basis, the backlog has declined by $50.5 million or 18.5% primarily due to a 2.2 million pound reduction in backlog pounds.  The reduction in the backlog during the fiscal year resulted from reduced order entry activity, as compared to sales, in the first, third and fourth quarters. While the level of transactional business in all markets has remained relatively consistent through the year, the Company has not received a comparable number of intermediate and large-size, project-based orders in fiscal 2012, as compared to fiscal 2011.

Management believes that the reduced level of project-based orders has resulted from customers exercising caution in making purchases for project business due to the current uncertain economic conditions associated with slow economic growth in the U.S. and China and the effect of the recession in Europe. Order entry activity in the aerospace and land-based gas turbine markets has been reasonably steady, while order entry in the chemical processing and other markets category has been unfavorably affected by the decline in project-related orders. The combined backlog for the aerospace and land-based gas turbine markets is lower than at the beginning of the fiscal year due to the strength of the sales activity in those markets as illustrated by the yearly and quarterly shipment information presented in the “Selected Financial Data” and “Quarterly Market Information” located in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012. The Company’s pounds shipped to these two markets in fiscal 2012 represent a record level of shipments.

A significant portion of the decline in the consolidated backlog, for the quarter and fiscal year, is attributable to the “other” market category. Almost 40% of the $50.5 million reduction in consolidated backlog during this fiscal year resulted from reduction in the Company’s “other” market category and was attributable to a single oil and gas project order included in the beginning backlog of the “other” market category that shipped during the year. Although there are additional energy project orders pending, they are not yet booked and it is uncertain as to when those orders may be booked. While lower than at the beginning of fiscal 2012, the current backlog continues to include a significant amount of higher value alloys and forms in all markets, with the backlog having sustained an average selling price of almost $31.00 per pound over the fiscal year. Although some customers have postponed project business, the volume of transactional business on average was equal quarter-to-quarter over fiscal 2012.

Capital Spending

Capital spending in fiscal 2012 was $25.9 million which included $15.2 million for ongoing projects such as upgrades to the Company’s four-high Steckel rolling mill, electro slag remelt operations, sheet finishing operations and research and development equipment. In addition, project spending for the information technology system upgrade, Arcadia tubular and Kokomo flat product projects in fiscal 2012 was $3.6 million, $3.6 million and $3.5 million, respectively.

The forecasts for capital spending in fiscal 2013 and fiscal 2014 are approximately $70 million and $39 million respectively. The $70 million of capital spending planned for fiscal 2013 includes $19 million for the tubular project, $19 million for the Kokomo flat product project, $10 million for the processing and service center upgrades, $4 million for the information systems upgrade project and the remaining $18 million for additional enhancements and upgrades of the current facilities and equipment. The $39 million of capital spending anticipated for fiscal 2014 is expected to include $14 million to complete the Arcadia tubular project, $2 million to complete the Kokomo flat product project, $7 million to complete the processing center and service center upgrade, $2 million to complete the information system upgrade and the remaining $14 million for the continuing upgrade of the current equipment and facility. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” section entitled “Summary of Capital Spending” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 for additional discussion of individual projects.

The actual and planned capital investments of approximately $135 million over the three year-period of fiscal 2012 through 2014 are expected to allow the Company to increase capacity, enhance product quality, reduce costs and improve working capital management. These significant investments are necessitated by expected intermediate and long-term increasing customer demand for volume and quality improvements.

Liquidity

During fiscal 2012, the Company’s primary sources of cash were cash on-hand and cash from operations, as detailed below.  At September 30, 2012, the Company had a zero balance on the revolver and had cash and cash equivalents of $46.7 million compared to cash and cash equivalents of $60.1 million at September 30, 2011.

Net cash provided by operating activities was $20.8 million in fiscal 2012 compared to $19.6 million in fiscal 2011. Net income of $50.2 million in fiscal 2012 was $19.1 million higher compared to $31.1 million in fiscal 2011.  The favorable net income increase was offset by cash used by lower accounts payable and accrued expenses of $17.2 million as compared to fiscal 2011 cash generated of $18.0 million.  This represents a change from prior year of $35.2 million.  Cash used in accounts receivable of $12.7 million was $12.1 million lower than cash used by accounts receivable in fiscal 2011.  Cash used in inventory (net of foreign currency fluctuation) of $12.3 million was $5.6 million lower than cash used in inventory balances in fiscal 2011.  Net cash used in investing activities was $25.9 million in fiscal 2012 compared to $14.3 million in fiscal 2011 as a result of higher capital expenditures.  Net cash used in financing activities in fiscal 2012 of $8.1 million included $10.8 million of dividend payments partially offset by proceeds and excess tax deductions from exercises of stock options.

The Company’s sources of cash for fiscal 2013 are expected to consist primarily of cash generated from operations, cash on-hand, and, if needed, borrowings under the U.S. revolving credit facility.  At September 30, 2012, the Company had cash of $46.7 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•              Funding operations;

•              Capital spending;

•              Pension plan funding; and

•              Dividends to stockholders.

Dividend Declared

On November 15, 2012, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 17, 2012 to stockholders of record at the close of business on December 3, 2012. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $10.8 million on an annualized basis.

Outlook

As with the Company’s past first quarter periods, the first quarter performance of fiscal 2013 is expected to be impacted by a reduced number of production and shipment days available due to holidays, vacations and maintenance projects. The Company anticipates the net income of the first quarter of fiscal 2013 to be similar to the first quarter of fiscal 2012; however, net income could be lower due to customers tightly controlling their inventories and continued uncertainty in the global economic outlook. See “Overview of Markets” for comments on trends of markets for fiscal 2013 included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

Earnings Conference Call

The Company will host a conference call on Friday, November 16, 2012 to discuss its results for the fiscal year ended September 30, 2012.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 16, 2012	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033
(International)
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, November 16th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, November 30, 2012. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 403272

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding market or industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2013 and beyond, volume and pricing trends and expectations, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s

Annual Report on Form 10-K for the fiscal year ended September 30, 2012, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Year Ended September 30, 2011	Year Ended September 30, 2012
Net revenues	$542,896	$579,561
Cost of sales	449,116	458,721
Gross profit	93,780	120,840
Selling, general and administrative expense	41,215	40,661
Research and technical expense	3,259	3,285
Operating income	49,306	76,894
Interest income	(248)	(188)
Interest expense	156	87
Income before income taxes	49,398	76,995
Provision for income taxes	18,270	26,813
Net income	$31,128	$50,182
Net income per share:
Basic	$2.55	$4.09
Diluted	$2.54	$4.07
Dividends declared per common share	$0.80	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2011	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$60,062	$46,740
Accounts receivable, less allowance for doubtful accounts of $1,129 and $1,249 respectively	87,680	100,631
Inventories	250,051	263,236
Income taxes receivable	2,573	4,153
Deferred income taxes	9,341	9,933
Other current assets	1,728	1,532
Total current assets	411,435	426,225
Property, plant and equipment, net	110,678	124,652
Deferred income taxes—long term portion	65,113	68,255
Prepayments and deferred charges	2,903	1,777
Other intangible assets, net	6,440	6,017
Total assets	$596,569	$626,926
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,086	$37,471
Accrued expenses	19,698	15,157
Revolving credit facility	—	—
Accrued pension and postretirement benefits	21,390	21,065
Deferred revenue—current portion	2,500	2,500
Total current liabilities	92,674	76,193
Long-term obligations (less current portion)	1,348	980
Deferred revenue (less current portion)	35,329	32,829
Non-current income taxes payable	323	339
Accrued pension and postretirement benefits	194,042	215,487
Total liabilities	323,716	325,828
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,204,179 and 12,287,790 shares issued and outstanding at September 30, 2011 and September 30, 2012, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	231,842	236,751
Accumulated earnings	124,047	163,426
Accumulated other comprehensive loss	(83,048)	(99,091)
Total stockholders’ equity	272,853	301,098
Total liabilities and stockholders’ equity	$596,569	$626,926

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30, 2011	Year Ended September 30, 2012
Cash flows from operating activities:
Net income	$31,128	$50,182
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	11,528	12,520
Amortization	561	423
Change in long-term obligations	—	(245)
Stock compensation expense	1,752	2,079
Excess tax benefit from option exercises	(166)	(1,147)
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	9,044	5,658
Loss on disposition of property	145	203
Change in assets and liabilities:
Accounts receivable	(24,806)	(12,700)
Inventories	(17,859)	(12,326)
Other assets	805	1,309
Accounts payable and accrued expenses	17,966	(17,242)
Income taxes	(1,540)	(5)
Accrued pension and postretirement benefits	(6,454)	(5,428)
Net cash provided by operating activities	19,604	20,781
Cash flows from investing activities:
Additions to property, plant and equipment	(14,445)	(25,937)
Change in restricted cash	110	—
Net cash used in investing activities	(14,335)	(25,937)
Cash flows from financing activities:
Dividends paid	(9,758)	(10,803)
Proceeds from exercise of stock options	706	1,635
Excess tax benefit from option exercises	166	1,147
Payment for debt issuance cost	(330)	—
Payments on long-term obligations	(85)	(123)
Net cash used in financing activities	(9,301)	(8,144)
Effect of exchange rates on cash	126	(22)
Decrease in cash and cash equivalents:	(3,906)	(13,322)
Cash and cash equivalents:
Beginning of period	63,968	60,062
End of period	$60,062	$46,740

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2012 and 2011 are as follows:

	2012
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$128,851	$158,882	$141,574	$150,254
Gross profit	23,491	34,535	32,389	30,425
Net income	8,443	15,151	13,732	12,856
Net income per share:
Basic	$0.69	$1.24	$1.12	$1.05
Diluted	$0.68	$1.23	$1.11	$1.04

	2011
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$106,351	$139,114	$143,122	$154,309
Gross profit	17,869	20,593	25,321	29,997
Net income	5,256	6,216	8,397	11,259
Net income per share:
Basic	$0.44	$0.52	$0.70	$0.92
Diluted	$0.43	$0.51	$0.69	$0.92